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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

    Porter                           Michael                  E.
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   (Last)                            (First)              (Middle)

                  Harvard Business School, Soldiers Field Road
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                                    (Street)

    Boston                             MA                   02163
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                              Inforte Corp. (INFT)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

                                December 31, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

                                February 13, 2002
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                   5.            6.
                                             2A.                    4.                             Amount of     Owner-
                                             Deemed                 Securities Acquired (A) or     Securities    ship
                                             Execu-                 Disposed of (D)                Beneficially  Form:    7.
                                             tion                   (Instr. 3, 4 and 5)            Owned at End  Direct   Nature of
                               2.            Date,      3.           ----------------------------  of Issuer's   (D) or   Indirect
1.                             Transaction   if any     Transaction                  (A)           Fiscal Year   Indirect Beneficial
Title of Security              Date          (Month/    Code           Amount        or     Price  (Instr. 3     (I)      Ownership
(Instr. 3)                     (mm/dd/yy)    Day/Year)  (Instr. 8)                   (D)           and 4)        (Instr.4)(Instr. 4)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
                  2.                                                                                        Deriv-   of
                  Conver-                          5.                              7.                       ative    Deriv-  11.
                  sion                             Number of                       Title and Amount         Secur-   ative   Nature
                  or               3A.             Derivative   6.                 of Underlying    8.      ities    Secur-  of
                  Exer-            Deemed          Securities   Date               Securities       Price   Bene-    ity:    In-
                  cise     3.      Ex-             Acquired (A) Exercisable and    (Instr. 3 and 4) of      ficially Direct  direct
                  Price    Trans-  ecution 4.      or Disposed  Expiration Date    ---------------- Deriv-  Owned    (D) or  Bene-
1.                of       action  Date,   Trans-  of (D)       (Month/Day/Year)            Amount  ative   at End   In-     ficial
Title of          Deriv-   Date    if any  action  (Instr. 3,   ----------------            or      Secur-  of       direct  Owner-
Derivative        ative    (Month/ (Month/ Code    4 and 5)     Date     Expira-           Number   ity     Year     (I)     ship
Security          Secur-   Day/    Day/    (Instr. ------------ Exer-    tion               of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   8)       (A)   (D)   cisable  Date     Title    Shares   5)      4)       4)      4)
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Stock Option                                                                      Common
(right to buy)    $29.1250 10/27/00        A5       37,500      (1)      10/27/10 Stock    37,500           37,500   D
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Stock Option                                                                      Common
(right to buy)    $29.1250 10/27/00        A5       25,000      (2)      10/27/10 Stock    25,000           25,000   D
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Stock Option                                                                      Common
(right to buy)    $9.70    10/31/01        A        25,000      (3)      10/31/11 Stock    25,000           25,000   D
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Explanation of Responses:

This amendment is being filed to correct (in notes (1) and (2) below) errors in the vesting schedules reported in the original filing.

(1) These options become exercisable in three equal installments subject to the completion of certain performance criteria relating to consulting work.

(2) These options become exercisable upon completion of certain performance criteria relating to consulting work.

(3) The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3.



        /s/ Robert Clark                                    January 28, 2003
---------------------------------------------            -----------------------
      Robert Clark, attorney-in-fact for                          Date
      Michael Porter


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.